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                                                                      Exhibit 99

EXPERTS

The financial statements and the related financial statement schedules as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, incorporated by reference in this Prospectus of Lincoln Benefit Life Company have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 17, 2009, which is incorporated by reference herein. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.